Exhibit 99.2
Swift Transportation Company
Financial Condition Summary and Other Data
For the six months ended June 30, 2011, our net cash capital expenditures were $94.8 million compared to $43.2 million in the same period of the prior year, while the gross value of equipment and facilities acquired through cash, capital lease, or operating lease financing was $142.4 million and $94.8 million in the six months ended June 30, 2011 and 2010, respectively. At June 30, 2011, we had cash of $44.7 million, excluding restricted cash of $96.3 million held primarily as collateral by our captive insurance subsidiaries. We also had available liquidity of $313.0 million on June 30, 2011, consisting of $232.1 million available on our undrawn revolving line of credit, after giving effect for the $167.9 million of letters of credit outstanding under this facility, and $80.9 million available under our new accounts receivable securitization facility. On June 8, 2011, and as previously reported in our Current Report on Form 8-K, we entered into a new accounts receivable securitization facility with a borrowing capacity of $275 million and a term of three years, which accrues program fees generally at commercial paper rates plus 125 basis points. In connection with entering into this new facility, we terminated our previous receivables securitization facility on the same date. The new facility benefits us by increasing our borrowing capacity by $65 million and reducing the interest rate on amounts drawn by approximately 175 basis points.
Additional information regarding our financial condition, cash flows, and other data as of and for the three and six months ended June 30, 2011 is included in the following schedules.

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)
THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Amounts in thousands)
Net income (loss)	$19,583	$(23,079)	$22,788	$(76,080)

Adjusted for:
Depreciation and amortization of property and equipment	51,553	48,403	101,911	108,422
Amortization of intangibles	4,617	5,199	9,344	10,677
Interest expense	36,631	62,768	74,132	125,364
Derivative interest expense	4,003	18,292	8,683	42,006
Interest income	(471)	(283)	(938)	(503)
Income tax expense (benefit)	13,485	4,960	15,806	(4,565)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$129,401	$116,260	$231,726	$205,321

Non-cash equity compensation (b)	2,319	—	4,743	—
Non-cash impairments (c)	—	—	—	1,274

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$131,720	$116,260	$236,469	$206,595

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income tax expense (benefit), (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
Represents recurring non-cash equity compensation expense following our IPO, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(c)	Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million in the first quarter of 2010.

SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

	June 30, 2011	December 31, 2010
	(Amounts in thousands)
Cash and cash equivalents	$44,656	$47,494
Restricted cash	96,294	84,568
Accounts receivable, net	332,312	276,879
Property and equipment, net	1,317,835	1,339,638
Intangible assets, net	359,400	368,744
Goodwill	253,256	253,256
Other assets	187,857	197,316

Total assets	$2,591,610	$2,567,895

Total debt and capital lease obligations (1)	1,688,460	1,774,100
Securitization of accounts receivable	176,000	171,500
Other liabilities	712,850	705,466

Total liabilities	2,577,310	2,651,066

Stockholders’ equity (deficit)	14,300	(83,171)

Total liabilities and stockholders’ equity (deficit)	$2,591,610	$2,567,895

Notes to Selected Consolidated Balance Sheet Data:

(1)
Total debt and capital lease obligations as of June 30, 2011 includes $999.6 million net carrying value of senior secured first lien term loan, $490.7 million net carrying value of senior second priority secured notes, $11.0 million of unsecured floating rate notes, $15.6 million of unsecured fixed rate notes, and $171.6 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2010 includes $1,059.4 million net carrying value of senior secured first lien term loan, $490.0 million net carrying value of senior second priority secured notes, $11.0 million of unsecured floating rate notes, $15.6 million of unsecured fixed rate notes, and $198.1 million of other secured indebtedness and capital lease obligations.

SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Six Months Ended June 30,
	2011	2010
	(Amounts in thousands)

Net income (loss)	$22,788	$(76,080)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	141,917	117,318
Decrease in cash resulting from changes in Accounts receivable, inventories, other assets, accounts payable, accrued liabilities and other liabilities	(42,492)	(7,986)

Net cash provided by operating activities	$122,213	$33,252

Capital expenditures, net of disposal proceeds	$(94,801)	$(43,214)
Increase in restricted cash	(11,726)	(35,326)
Other investing activities	5,029	3,192

Net cash used in investing activities	$(101,498)	$(75,348)

Proceeds from issuance of common stock, net of fees and costs of issuance (1)	$62,994	$—
Repayment of long term debt and capital lease obligations	(87,872)	(35,689)
Net change in accounts receivable securitization obligation	4,500	(11,000)
Other financing activities	(3,175)	228

Net cash used in financing activities	$(23,553)	$(46,461)

Net decrease in cash and cash equivalents	(2,838)	(88,557)
Cash and cash equivalents at beginning of period	47,494	115,862

Cash and cash equivalents at end of period	$44,656	$27,305

Notes to Selected Consolidated Cash Flow Data:

(1)
On January 20, 2011, we issued an additional 6,050,000 shares of our Class A common stock to the underwriters of our IPO at the IPO price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash, prior to expenses of such issuance, pursuant to the over-allotment option in the underwriting agreement. Of these proceeds, $60.0 million were used in January 2011 to pay down the first lien term loan and $3.2 million were used in February 2011 to pay down our prior accounts receivable securitization facility.

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